Exhibit 99.1
Kiora Pharmaceuticals Appoints Keith J. Lane as Executive Vice President of Global Clinical Development and Regulatory Affairs

Clinical development executive brings over 20 years of ophthalmology experience supporting U.S. and global clinical trials to support the advancement of Kiora’s pipeline and new asset opportunities

ENCINITAS, CA -- September 8, 2026 -- Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) (“Kiora” or the “Company”) today announced the appointment of Keith J. Lane, MBA, as Executive Vice President of Clinical Development and Regulatory Affairs. Mr. Lane has over 20 years of experience in ophthalmic drug development, clinical development and operations and regulatory strategy across Phase 1 through Phase 4 clinical trials.

“Keith has substantial experience supporting U.S. and global clinical programs across retinal diseases, optic neuropathies and other ophthalmic indications,” said Brian M. Strem, Ph.D., President and Chief Executive Officer of Kiora. “He brings the ability to connect clinical strategy with trial execution, to assess therapeutic activity, support regulatory approval, and generate evidence-driven data to drive physician adoption and payer coverage. Keith has built a vast network of ophthalmic KOLs who can potentially add further value to Kiora’s pipeline. His responsibilities will encompass U.S. and global clinical development and registration studies for our current pipeline, supporting KIO-301 for retinitis pigmentosa and other inherited retinal diseases, as needed by our partners, and helping advance potential future pipeline assets.”

Mr. Lane joins Kiora from Ora, Inc., an ophthalmology-focused clinical research organization, where he most recently served as the Chief Scientific Officer. During his tenure, he oversaw clinical operations and regulatory strategy for more than 60 ophthalmic trials, including 12 global Phase 3 pivotal studies that supported three new drug application submissions and one biologics license application submission. His experience spans small molecules, biologics, gene therapies and cell therapies across retinal disease, inherited retinal disease, glaucoma, optic neuropathies and inflammatory eye conditions.

“I was attracted to Kiora by its science, its team and its strategy of developing small molecules that target novel biological pathways,” Mr. Lane said. “This approach could provide new ways to treat or prevent vision loss caused by progressive degenerative and acute, vision-threatening retinal diseases. Kiora’s commitment to addressing rare and broader-market diseases with limited or no treatment options aligns closely with my personal motivation to help bring meaningful therapies to patients in need.”

Mr. Lane earned an MBA in health sector management, with honors, from Boston University’s Questrom School of Business and a Bachelor of Science from Bates College.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing therapies for retinal disease. The Company targets critical pathways underlying retinal diseases using small molecules designed to slow, stop or restore vision loss. KIO-301 is being developed initially for retinitis pigmentosa, with potential expansion into choroideremia and Stargardt disease. KIO-104 is being developed for macular edema associated with retinal inflammation.

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